Geospatial Corporation S-1/A

EXHIBIT 10.21

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of September 17th, 2014, is entered into among GEOSPATIAL CORPORATION, a Nevada corporation ("Buyer"), SELECT ANALYTICS LLC, a New York limited liability company ("Seller"), and EDWARD R. CAMP, JR., an individual resident of New York ("Shareholder").

PREAMBLE

Seller is currently engaged in the business of aggregating, managing and selling infrastructure data (the "Business"). Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights of Seller to the Purchased Assets (as defined herein), subject to the terms and conditions set forth herein. Now, therefore, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Purchase and Sale

Section 1.01        Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to all assets used or useful in connection with the Business, including without limitation all Purchased IP (as defined herein) and the assets set forth on Section 1.01 of the disclosure schedules ("Disclosure Schedules") attached hereto (collectively, the "Purchased Assets"), in each case free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (each, an "Encumbrance" and collectively, "Encumbrances").

Section 1.02        No Liabilities. Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

Section 1.03        Purchase Price. The aggregate purchase price for the Purchased Assets shall consist of (i) One Hundred Sixty Thousand and 00/100 Dollars ($160,000.00) (the "Cash Payment") plus (ii) five hundred and fifty thousand (550,000) shares of Buyer's common stock, $0.001 par value per share ("Buyer Common Stock") (collectively, the "Purchase Price"). At the Closing (as defined herein), (a) Buyer shall remit the Cash Payment portion of the Purchase Price to Seller in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.03 of the Disclosure Schedules; or at the sole election of the Buyer, if Buyer has not closed on a private placement (“Private Placement”) in a minimum amount of $500,000, Buyer will Pay to Seller Twenty-Five Thousand Dollars cash ($25,000.00) and will issue to Seller a Note bearing interest at 6% for One Hundred and Thirty-Five Thousand Dollars due and payable in 60 days from Closing (or upon the completion of the Private Placement), which ever occurs first, and (b) Buyer shall issue Seller 550,000 shares of Buyer Common Stock.

Section 1.04        Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) in accordance with Section 1.04 of the Disclosure Schedules. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

Section 1.05        Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any applicable tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Article II
Closing

Section 2.01        Closing. Except as otherwise agreed to by the parties, the closing of the transactions contemplated hereby (the "Closing") shall be consummated by facsimile and electronic transmission at 5:00 p.m. Eastern Time on upon the later to occur of: (a) thirty (30) days after the date of this Agreement; and (b) three (3) days after the satisfaction or waiver of each of the conditions set forth in Section 2.02(a) below (except for such conditions that by their nature will be satisfied at Closing, but subject to the fulfillment or waiver of such conditions); or at such other time as the parties agree in writing. The date on which the Closing actually occurs is herein referred to as the "Closing Date".

Section 2.02        Closing Deliverables.

(a)            At the Closing, Seller shall deliver to Buyer the following:

(i)               an employment agreement in form and substance satisfactory to Buyer (the "Employment Agreement"), pursuant to which Shareholder shall, among other things, agree to a three (3) year term of employment with Buyer, duly executed by Shareholder;

(ii)              a bill of sale in form and substance satisfactory to Buyer (the "Bill of Sale") and duly executed by Seller, transferring the Purchased Assets to Buyer;

(iii)             an assignment and assumption agreement in form and substance satisfactory to Buyer (the "Assignment and Assumption Agreement") and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets;

(iv)             assignments in form and substance satisfactory to Buyer (the "Intellectual Property Assignments") and duly executed by Seller, transferring all of Seller's right, title and interest in and to the trademark registrations and applications, patents and patent applications, copyright registrations and applications and domain name registrations included in the Purchased IP (as defined herein) to Buyer;

(v)              copies of all consents, approvals, waivers and authorizations referred to in Section 3.02 of the Disclosure Schedules;

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(vi)             a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code duly executed by Seller;

(vii)            [tax clearance certificates from the taxing authorities in the jurisdictions that impose taxes on Seller or where Seller has a duty to file tax returns in connection with the transactions contemplated by this Agreement and evidence of the payment in full or other satisfaction of any taxes owed by Seller in those jurisdictions;]1

(viii)          a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;

(ix)             such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)           At the Closing, Buyer shall deliver to Seller the following:

(i)               the Purchase Price;

(ii)              the Employment Agreement, duly executed by Buyer;

(iii)             the Assignment and Assumption Agreement duly executed by Buyer;

(iv)             copies of all consents and authorizations referred to in Section 4.02 of the Disclosure Schedules; and

(v)              a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder.

Article III
Representations and Warranties of Seller and Shareholder

Seller and Shareholder hereby jointly and severally represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, "Seller's knowledge," "knowledge of Seller" and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

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Section 3.01        Organization and Authority of Seller; Enforceability. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller and Shareholder, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller and Shareholder, enforceable against Seller and Shareholder in accordance with their respective terms.

Section 3.02        No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller, Shareholder or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller or Shareholder is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller or Shareholder from any person or entity (including any governmental authority) (each, a "Person") in connection with the execution, delivery and performance by Seller or Shareholder of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03        Title to Purchased Assets. Seller owns and has good title to each of the Purchased Assets, free and clear of Encumbrances.

Section 3.04        Condition and Sufficiency of Purchased Assets. The Purchased Assets are in good condition and are adequate for the uses to which it is being put, and none of the Purchased Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets (i) are sufficient and adequate to carry on the operations of the Business (as conducted immediately prior to Closing), and (ii) constitute all of the property and rights necessary for the use of the Purchased Assets on a basis consistent with Seller's past operation of the Business.

Section 3.05        Inventory. The Purchased Assets consist of a quality and quantity usable and salable in the ordinary course of Seller's Business.

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Section 3.06        Intellectual Property.

(a)                "Intellectual Property" means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; (vi) all proprietary software, firmware, hard ware and any related source code; and (vii) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing).

(b)               Section 3.06(b) of the Disclosure Schedules lists all Intellectual Property used or useful in connection with the Business ("Purchased IP"). Seller owns or has adequate, valid and enforceable rights to use all the Purchased IP, free and clear of all Encumbrances, and no other party (including without limitation Shareholder) owns or has any valid or enforceable rights to use any of the Purchased IP. Neither Seller nor Shareholder is bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the licensing thereof to any Person. With respect to the registered Intellectual Property listed on Section 3.06(b) of the Disclosure Schedules, (i) all such Intellectual Property is valid, subsisting and in full force and effect and (ii) Seller or Shareholder has paid all maintenance fees and made all filings required to maintain Seller's ownership thereof. For all such registered Intellectual Property, Section 3.06(b) of the Disclosure Schedules lists (A) the jurisdiction where the application or registration is located, (B) the application or registration number, and (C) the application or registration date.

(c)                Seller's (and, if applicable, Shareholder's) prior and current use of the Purchased IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any Person and there are no claims pending or threatened by any Person with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP. No Person is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any Person alleging any such infringement, misappropriation, dilution or other violation.

(d)               Section 3.06(b) of the Disclosure Schedules lists each present or past employee, officer or consultant who developed any part of any Purchased IP, that: (i) is a party to an agreement that conveys or obligates such Person to convey to Seller any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person's employment with or engagement on behalf of Seller; (ii) as to copyrighted or copyrightable material created in the course of such Person's employment with or engagement on behalf of Seller, is a party to a "work made for hire" agreement pursuant to which Seller is deemed to be the original owner/author of all proprietary rights in and to such material; or (iii) otherwise has, by operation of law, vested in Seller any and all right, title and interest in and to all such Intellectual Property developed by such Person in connection with such Person's employment with, or engagement on behalf of, Seller. Except as set forth on Section 3.06(b) of the Disclosure Schedules, Seller has no agreement(s) respecting confidentiality, ownership or protection of any developed Intellectual Property.

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Section 3.07        Assigned Contracts. Section 3.07 of the Disclosure Schedules includes each contract included in the Purchased Assets and being assigned to and assumed by Buyer (the "Assigned Contracts"). Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller's knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract.

Section 3.08        Tax Matters. All taxes, whether state, federal or local, including but not limited to real estate, personal property, sales, payroll, bulk transfer, payroll, franchise and/or income taxes, including any interest, penalties or additions thereto (collectively, "Taxes"), in each case which may be or become due and owing in connection with the operation and/or ownership of the Business or the Purchased Assets up to and including the Closing, and the sale of the Purchased Assets provided hereby, are the responsibility and liability of Seller and Shareholder, and will be paid by Seller and Shareholder without contribution from Buyer. All tax returns required by law to be filed by Seller and Shareholder prior to the Closing and all Taxes shown to be due thereon have been timely filed and paid and said returns accurately reflect the total liability for Taxes due from Seller and Shareholder as a result of the ownership and/or operation of the Business and the Purchased Assets. Seller and Shareholder further agree to timely file all tax returns required by law to be filed subsequent to the Closing that relate to Taxes due and payable by Seller or Shareholder relating to the Business and the Purchased Assets for the period to the Closing and timely pay all such liabilities related to Taxes. Seller and Shareholder have withheld from its employees, independent contractors, creditors and third parties and timely paid to the appropriate taxing authority amount required to have been withheld or paid over for all periods ending on or before the Closing in compliance with all tax withholding and remitting provisions of applicable laws. Neither Seller nor Shareholder is, nor has Seller or Shareholder received any notice that it is, in violation (or with notice will be in violation) of any applicable law relating to the payment or withholding of Taxes.

Section 3.09        Non-foreign Status. Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.10        Compliance With Laws. Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets.

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Section 3.11        Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation ("Action") of any nature pending or, to Seller's knowledge, threatened against or by Seller or Shareholder: (a) relating to or affecting the Business or the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.12        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.13        Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IV
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01        Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02        No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any Person (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

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Section 4.03        Legal Proceedings. There is no Action of any nature pending or, to Buyer's knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05        Capitalization of Buyer. After the Closing, the capitalization of Buyer will consist of the following:

(a)         Common Stock. A total of 350,000,000 authorized shares of the Buyer Common Stock, of which 121,954,577 shares are issued and outstanding. All of the outstanding shares of Buyer Common Stock have been duly authorized, fully paid and are nonassessable.

(b)         Preferred Stock. A total of 25,000,000 authorized shares of Preferred Stock, of which 5,000,000 shares are designated as Series B Convertible Preferred Stock, of which 826,252 shares are issued and outstanding. All of the outstanding shares of Series B Convertible Preferred Stock have been duly authorized, fully paid, and are nonassessable.

(c)         Other Securities. Buyer has reserved 9,050,000 shares of Buyer Common Stock for issuance to employees, directors and officers of, and consultants to, Buyer under its 2007 Stock Option Plan (the "2007 Stock Option Plan") and 25,000,000 shares of Buyer Common Stock for issuance to employees, directors and officers of, and consultants to, Buyer under its 2013 Equity Incentive Plan (together with the 2007 Stock Option Plan, collectively referred to as the "Buyer's Stock Option Plans"), of which 24,950,000 shares are subject to options that are currently outstanding. Except as set forth in the Buyer S-1 (as defined below), Buyer has no obligation (contingent or otherwise) to (i) issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness of Buyer or (ii) purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

(d)         Securities Issued at Fair Market Value. To Buyer's knowledge, Buyer has not granted any stock options with an exercise price that was, at grant, less than fair market value, as determined by Buyer's board of directors, to any employee, consultant or other provider of services to Buyer.

Section 4.06        Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority by Buyer is required in connection with the consummation of the transactions contemplated by this Agreement, except: (a) such qualifications or filings under the Securities Act of 1933, as amended, and the regulations thereunder (the "Securities Act"); (b) the filing of a requisite notices under applicable state securities laws; and (c) such qualifications or filing under all other applicable securities laws as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective at the Closing and will, in the case of filings, be made within the time prescribed by law.

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Section 4.07        Compliance with Laws and Other Instruments; No Conflicts. Buyer is not in violation or default of any provisions of its certificate of incorporation or bylaws, as amended to date, or any applicable laws, regulations, judgments, decrees or orders, other than violations of laws, regulations, judgments, decrees or orders that could not reasonably be expected to have a material adverse effect on the business, property, financial condition or results of operations of Buyer (a "Buyer Material Adverse Effect"). Buyer is not in breach of or default under or, to its knowledge, alleged to be in breach of or default under, any material lease, license, contract, agreement, instrument or obligation to which it is a party or its properties are subject, and Buyer does not know of any condition or circumstances that, currently or after notice or the lapse of time, is likely to result in a breach of, default under or loss of material benefits under any such lease, license, contract, agreement, instrument or obligation, other than breaches or defaults that could not reasonably be expected to have a Buyer Material Adverse Effect. The execution, delivery and performance of this Agreement on the part of Buyer, and the issuance and sale of the Buyer Common Stock pursuant hereto, will not result in any such violation or default and will not accelerate performance under the terms of any agreement or instrument.

Section 4.08        Financial Statements. Buyer has delivered to the Company the Buyer's Form S-1 Registration Statement Under the Securities Act, as filed with the United States Securities and Exchange Commission on March 26, 2014 (the "Buyer S-1"), which contains various financial information about Buyer. The Buyer S-1 (a) is in accordance with the books and records of Buyer, (b) is true, correct and complete in all material respects, and presents fairly the financial condition of Buyer at the date or dates therein indicated and the results of operations for the period or periods therein specified, subject in the case of the unaudited financial statements of Buyer to normal year-end audit adjustments, and (c) has been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated, except that the financial statements contained within the Buyer S-1 may not contain all footnotes required by GAAP.

Section 4.09        Absence of Certain Changes. Since March 26, 2014, Buyer has conducted its business only in the ordinary course of business, and there has not occurred any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events or conditions, has resulted in, or could reasonably be expected to result in, a Buyer Material Adverse Effect.

Section 4.10        Disclosures. Neither this Agreement nor any exhibit hereto, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the representations contained in this Article IV, in light of the circumstances under which they were made, not misleading.

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Article V
Covenants

Section 5.01        Non-competition; Non-solicitation.

(a)            For a period of five (5) years commencing on the Closing Date (the "Restricted Period"), Seller shall not, and shall not permit any of its shareholders, directors, officers, employees or affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the business of aggregating, managing or selling infrastructure data (the "Restricted Business") anywhere in the world; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business anywhere in the world in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Buyer and customers or suppliers of Buyer. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5.00%) or more of any class of securities of such Person.

(b)           During the Restricted Period, Seller shall not, and shall not permit any of its of its shareholders, directors, officers, employees or affiliates to, directly or indirectly, hire or solicit any employee of Buyer or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.01(b) shall prevent Seller any of its of its shareholders, directors, officers, employees or affiliates from hiring: (i) any employee whose employment has been terminated by Buyer; or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)           During the Restricted Period, Seller shall not, and shall not permit any of its of its shareholders, directors, officers, employees or affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of Buyer or potential clients or customers of Buyer for purposes of diverting their business or services from Buyer.

(d)           If Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 5.01, Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity:

(i)               the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer; and

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(ii)              the right and remedy to recover from the Seller all monetary damages suffered by Buyer as the result of any acts or omissions constituting a breach of this Section 5.01.

(e)            Seller acknowledges that the restrictions contained in this Section 5.01 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.01 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 5.01, and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.02        Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.03        Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.04        Conduct of Business Prior to Closing. At all times prior to Closing, Seller will, and Shareholder will cause Seller to:

(a)         operate its Business only in the ordinary course and consistent with past practice;

(b)         maintain the Purchased Assets in good repair and operating condition, ordinary wear and tear excepted;

(c)         not enter into any contract or commitment except those made in the ordinary course of Seller's Business, the terms of which are consistent with past practice and reasonable in light of current conditions;

(d)         not terminate, cause the termination of, amend, renew or extend any Assigned Contract unless in each case such action is in the best interest of the Company;

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(e)         not sell, transfer or otherwise dispose of any of the Purchased Assets or any interest therein, or solicit offers in respect of or agree to do any of the foregoing, except for sales of inventory in the ordinary course of Seller's Business;

(f)          not incur, make, assume or suffer to exist any Encumbrance or other matter affecting title to any of the Purchased Assets;

(g)        comply with applicable laws in all material respects;

(h)         not merge with or into, or otherwise combine with, or acquire, any other Person or any asset which is material to Seller's Business; or

(i)          take no action, and use its best efforts to prevent the occurrence of any event or the existence of any condition, which would result in any of Seller's or Shareholder's representations and warranties herein not being true and correct, or which would delay the consummation of the transactions contemplated hereby.

Section 5.05        Exclusivity. Until the Closing or such time as this Agreement has been terminated as provided herein, Seller and Shareholder will deal exclusively with Buyer in connection with the transactions contemplated hereby, and neither Seller nor Shareholder, nor any Person acting on behalf of either of them, will directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from or enter into any agreement with any Person (other than Buyer) relating to any transaction directly or indirectly involving any merger or consolidation of Seller, or any sale of any portion of the Business or assets of Seller. Seller or Shareholder will notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same.

Section 5.06        Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

Article VI
Indemnification

Section 6.01        Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 6.02        Indemnification By Seller and Shareholder. Seller and Shareholder shall, jointly and severally, defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements, arising from or relating to:

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(a)            any inaccuracy in or breach of any of the representations or warranties of Seller or Shareholder contained in this Agreement or any document to be delivered hereunder;

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or Shareholder pursuant to this Agreement or any document to be delivered hereunder;

(c)            any Taxes arising, or in any way related to, any time or period prior to the Closing; or

(d)           the failure of Seller to comply with any applicable bulk sales law.

Section 6.03        Indemnification By Buyer. Subject to the other terms and conditions of this Article VI, Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements, arising from or relating to:

(a)            any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder; or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder.

Section 6.04        Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly provide written notice of such claim to the other party (the "Indemnifying Party"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05        Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

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Section 6.06        Effect of Investigation. Buyer's right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 6.07        Cumulative Remedies. The rights and remedies provided in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Article VII
Miscellaneous

Section 7.01        Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	Select Analytics LLC 7 Orchard Terrace Monroe, New York 10950 Attention: Edward R. Camp, Jr. E-mail: SelectAnalytics@gmail.com
with a copy to:	Edward Camp, Jr. 7 Orchard Terrace E-mail: _____________
If to Buyer:	Geospatial Corporation 229 Howes Run Road Sarver, PA 16055 Attention: Mark Smith Facsimile: (724) 353-3049 E-mail: mark.smith@geospatialcorp.com

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with a copy to:	Sherrard, German & Kelly, P.C. 535 Smithfield Street, Ste. 300 Pittsburgh, Pennsylvania 15222 Attention: David J. Lowe, Esq. Facsimile: (412) 261-6221 E-mail: djl@sgkpc.com

Section 7.03        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05        Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07        No Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08        Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.09        Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 7.10        Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction).

Section 7.11        Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the Commonwealth of Pennsylvania in each case located in the City of Pittsburgh and County of Allegheny, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 7.12        Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.13        Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.14        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

SELLER: SELECT ANALYTICS LLC

By:	/s/ Edward R. Camp, Jr.
Edward R. Camp, Jr., President
BUYER: GEOSPATIAL CORPORATION

By:	/s/ Mark Smith
Mark Smith, Chief Executive Officer

SHAREHOLDER:

/s/ Edward R. Camp, Jr.
Edward R. Camp, Jr., Individually

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Disclosure Schedule

Section 1.01

1) The ShaleNavigator proprietary software and web domain www.shalenavigator.com including source and object code;

2) GIS data within it (national pipeline layer, wells, well permits, well horizontals, lease offers, electrical transmissions, electrical substations.

3) Existing customer list;

4) Marketing collateral

5) USPTO registered trademark;

6) Social media accounts (Vocus, icontact, twitter, facebook);

7) Expired provisional patent and patent search documentation;

8) Marcellus & Utica Databook ½ (one-half, 50%) ownership

9) Current and prospective oil/gas and pipeline company accounts.

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